Exhibit 10.12

AMENDMENT NO. 3

Dated as of October 3, 2003

to

RECEIVABLES LOAN AGREEMENT

Dated as of January 22, 2002

     THIS AMENDMENT NO. 3 (this “Amendment”) dated as of October 3, 2003 is entered into by and among AGERE SYSTEMS RECEIVABLES FUNDING LLC, a Delaware limited liability company (the “Borrower”), AGERE SYSTEMS INC., a Delaware corporation, as collection agent (the “Collection Agent”), the entities parties hereto as “CONDUIT LENDERS,” “RELATED COMMITTED LENDERS” and “LENDER AGENTS” and WESTLB AG, NEW YORK BRANCH (formerly known as Westdeutsche Landesbank Girozentrale, New York Branch), as agent for the Lenders (in such capacity, the “Agent”).

PRELIMINARY STATEMENTS

     A.   The Borrower, the Conduit Lenders, the Related Committed Lenders, the Lender Agents and the Agent are parties to that certain Receivables Loan Agreement dated as January 22, 2002 (as amended or otherwise modified prior to the date hereof, the “Receivables Loan Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Receivables Loan Agreement.

     B.   The parties hereto have agreed to amend the Receivables Loan Agreement on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises set forth above, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     SECTION 1.   Amendments to Receivables Loan Agreement. The Receivables Loan Agreement is hereby amended as follows:

     1.1   Clause (d) of the definition of “Liquidity Termination Date” in Schedule I is amended to change the date set forth therein from “November 11, 2003” to “October 1, 2004”.

     1.2   The definition of “Loss and Dilution Reserve” in Schedule I is amended in its entirety to read as follows:

     “Loss and Dilution Reserve” means, at any time, the product of (i) the greater of (a) the Applicable Reserve Floor (as defined below) and (b) the sum of (x) the Applicable

Stress Factor (as defined below) times the average Delinquency Ratio for the most recent three Settlement Periods plus (y) the Applicable Stress Factor times the average Dilution Ratio for the most recent three Settlement Periods multiplied by (ii) the Eligible Receivables Balance at such time. “Applicable Stress Factor” means 2.5; provided that (i) so long as the Collection Agent’s Liquidity is less than $300,000,000 but greater than or equal to $200,000,000, the Applicable Stress Factor shall be 3.5 and (ii) so long as the Collection Agent’s Liquidity is less than $200,000,000, the Applicable Stress Factor shall be 4.5. “Applicable Reserve Floor” means 10%; provided that (i) so long as the Collection Agent’s Liquidity is less than $300,000,000 but greater than or equal to $200,000,000, the Applicable Reserve Floor shall be 15% and (ii) so long as the Collection Agent’s Liquidity is less than $200,000,000, the Applicable Reserve Floor shall be 20%. Liquidity shall be reported by the Collection Agent on the first Business Day of each calendar week in the Daily Report for such Business Day. Changes in Liquidity shall be deemed effective immediately upon delivery of the relevant Daily Report reflecting such change.

     1.6   Clause (f) of the definition of “Termination Event” in Schedule I is amended in its entirety to read as follows:

     “(f)   the average Delinquency Ratio for the most recent three Settlement Periods exceeds 6.0%, the average Dilution Ratio for the most recent three Settlement Period exceeds 7.0%, the average Charge-Off Ratio at the end each of the three most recent Settlement Periods exceeds 2.0%, or the average Turnover Ratio for the most recent three Settlement Periods exceeds 75 days;”

     1.7   Clause (j) of the definition of “Termination Event” in Schedule I is amended in its entirety to read as follows:

     “(j)   the Collection Agent’s Consolidated EBITDA for any fiscal quarter shall be less than the amount set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Amount

September 30, 2003	$44,200,000
December 31, 2003	$5,000,000
March 31, 2004	$30,000,000
June 30, 2004 and thereafter	$40,000,000.

     1.8   Clause (o) of the definition of “Termination Event” in Schedule I is amended to replace the period at the end of such clause with a semi-colon followed by the word “or”, and the following new clause (p) is added immediately after clause (o):

     “(p)   (i) The Collection Agent or any of its Subsidiaries (excluding Silicon Manufacturing Partners PTE Ltd.) shall fail to pay any principal of or premium or interest on any of its Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, in each case, prior to the stated maturity thereof; provided that (1) clause (i) shall not apply if the Collection Agent or the applicable Subsidiary shall cure such failure prior to the earlier to occur of (x) 10 Business Days and (y) the acceleration of the maturity of such Debt and (2) clauses (ii) and (iii) shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the property or assets securing such Debt (which sale or transfer is permitted by the agreement or instrument governing such Debt).”

     1.9   The definition of “Consolidated EBITDA” in Schedule I is amended in its entirety to read as follows:

     “Consolidated EBITDA” shall mean for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Debt (including the Loans), (c) depreciation and amortization expense, (d) amortization or write-off of intangibles (including, but not limited to, goodwill), (e) charges or expenses relating to purchased in-process research and development, (f) non-cash business restructuring charges and related non-cash charges and expenses taken by the Collection Agent after June 30, 2003, (g) up to $137,000,000 in the aggregate of cash business restructuring charges and related cash charges and expenses taken by the Collection Agent after June 30, 2003, (h) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (i) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income, (ii) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (iii) any other non-cash income, all as determined on a consolidated basis.

     1.9   The definitions of “Capital Expenditures” and “Consolidated Net Worth” in Schedule I are deleted in their entirety.

     SECTION 2.   Conditions Precedent. This Amendment shall become effective and be deemed effective, as of the date hereof upon satisfaction of the following conditions precedent:

     2.1   The Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Collection Agent, the Lenders, the Lender Agents and the Agent.

     2.2   The Borrower shall have paid all reasonable fees and expenses of counsel for the Agent incurred by the Agent in connection with the transactions contemplated hereby for which an invoice has been received prior to the date hereof.

     2.3   Each Lender Agent shall have received an amended and restated Fee Letter duly executed by the Borrower and the Lender Agents in form and substance satisfactory to the Lender Agents, and all fees required to be paid by the Borrower to the Lender Agents and the Agent on or prior to the date hereof pursuant to the terms of such Fee Letter or otherwise shall have been paid in full.

     SECTION 3.   Covenants, Representations and Warranties of the Borrower and Collection Agent.

     3.1   Upon the effectiveness of this Amendment, each of the Borrower and the Collection Agent hereby reaffirms all covenants, representations and warranties made by it in the Receivables Loan Agreement (as amended hereby) and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment.

     3.2   Each of the Borrower and the Collection Agent hereby represents and warrants that (i) this Amendment constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and (ii) upon the effectiveness of this Amendment, no Termination Event shall exist under the Receivables Loan Agreement.

     SECTION 4.   Reference to and Effect on the Receivables Loan Agreement.

     4.1   Upon the effectiveness of this Amendment, each reference in the Receivables Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Receivables Loan Agreement as amended hereby, and each reference to the Receivables Loan Agreement in any other document, instrument and agreement executed and/or delivered in connection with the Receivables Loan Agreement shall mean and be a reference to the Receivables Loan Agreement as amended hereby.

     4.2   Except as specifically amended hereby, the Receivables Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

     4.3   Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Lenders, the Lender Agents or the Agent under the Receivables Loan Agreement or any other document, instrument, or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.

     SECTION 5.   Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT OTHERWISE WITHOUT REGARD TO THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

     SECTION 6.   Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

     SECTION 7.   Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

AGERE SYSTEMS RECEIVABLES FUNDING LLC, as Borrower

By: /s/ Barry Pakenham Name: Barry Pakenham Title: Asst. Treasurer

AGERE SYSTEMS INC., as Collection Agent

By: /s/ Barry Pakenham Name: Barry Pakenham Title: Asst. Treasurer

WESTLB AG, NEW YORK BRANCH, as a Related Committed Lender, as Lender Agent and as Agent

By: /s/ Martine Nowicki Name: Martine Nowicki Title: Director Global Specialized Finance

By: /s/ Julie Stern Name: Julie Stern Title: Director Global Specialized Finance Transaction Management/Credit

DRESDNER BANK AG, NEW YORK BRANCH, as a Related Committed Lender and as Lender Agent

By: /s/ William Aguiar Name: William Aguiar Title: Director

By: /s/ Stefan Ziese Name: Stefan Ziese Title: Director

PARADIGM FUNDING LLC, as a Conduit Lender

By: /s/ Evelyn Echevarria Name: Evelyn Echevarria Title: Vice President

BEETHOVEN FUNDING CORPORATION, as a Conduit Lender

By: /s/ Matthew M. Dorr Name: Matthew M. Dorr Title: Vice President